                                                                    Exhibit 4.10


[LOGO - PRUDENTIAL]              PRUDENTIAL CAPITAL GROUP
                                 Corporate Finance
                                 Two Prudential Plaza, Suite 5600,
                                 Chicago IL 60601-6716
                                 Tel 312 540-0931 Fax 312 540-4222

                                October 18, 2000


Corrpro Companies, Inc.
1090 Enterprise Drive
Medina, Ohio 44256

         Re: Note Purchase Agreement dated as of January 21, 1998, as amended (the "Note Agreement) by and among Corrpro Companies, Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential")


Ladies and Gentlemen:

         The Company hereby covenants and agrees with Prudential that if the Company does not incur additional Subordinated Indebtedness in an amount of not less than $10,000,000 on or before February 28, 2001 on terms and conditions which are satisfactory to the Required Holders in their reasonable discretion, then the interest rate on the Notes shall be automatically and immediately increased by one-half of one percent (0.50%) per annum; PROVIDED, however, the Required Holders agree that this interest rate adjustment shall be eliminated or modified, as the case may be, at the request of the Company, if the Banks agree to eliminate or modify the similar interest rate adjustment under the Credit Agreement and (i) no Default or Event of Default was continuing at such time under the Credit Agreement, (ii) the Company paid no compensation to the Banks in connection with the elimination or modification of such interest rate adjustment unless comparable compensation is paid to Prudential and (iii) no Default or Event of Default shall be continuing under the Note Agreement.

         The terms used but not defined herein shall have their respective meaning ascribed thereto in the Note Agreement. Please indicate your acceptance below.

                                    Very truly yours,

                                    THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                    By: /s/ WILLIAM ENGELKING
                                        ------------------------------------
                                             Vice President
                                        ------------------------------------


Accepted and Agreed to as
of October 18, 2000

CORRPRO COMPANIES, INC.

By: /s/ NEAL R. RESTIVO
   ----------------------------------
Title: Executive VP and CFO
      ------------------------------